Exhibit 99.1

New York Community Bancorp, Inc. Sets 2009 Annual Meeting Date

WESTBURY, N.Y.--(BUSINESS WIRE)--March 2, 2009--New York Community Bancorp, Inc. (NYSE: NYB) today announced that June 10th has been established as the date of its 2009 Annual Meeting of Shareholders.

Shareholders of record at the close of business on April 16, 2009 will be eligible to receive notice of, and to vote at, the Annual Meeting, which will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

Company Profile

New York Community Bancorp, Inc. is the holding company for New York Community Bank, with 178 locations in Metro New York and New Jersey, and New York Commercial Bank, with 37 locations in Manhattan, Queens, Brooklyn, Westchester County, and Long Island, in New York. With assets of $32.5 billion at December 31, 2008, the Company is the 25th largest bank holding company in the nation, and is a leading producer of multi-family loans in New York City, with an emphasis on loans secured by rent-regulated properties.

Reflecting its growth through a series of accretive mergers and acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. Similarly, the Commercial Bank operates 18 of its branches under the name Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director of Investor Relations